Exhibit 99.B(d)(12)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
AllianceBernstein L.P.

As of September 14, 2011, as amended December 9, 2011, March 30, 2012, June 29, 2012,
June 30, 2014 and January 8, 2016

SEI INSTITUTIONAL MANAGED TRUST

Sub-Advisory Services

Multi-Asset Inflation Managed Fund

Multi-Asset Capital Stability Fund

Sub-Advisory Services Pursuant to a Model Portfolio

Tax-Managed Small/Mid Cap Fund

Small Cap Fund

Small Cap Growth Fund

Agreed and Accepted:

SEI Investments Management Corporation	AllianceBernstein L.P.

By:	By:

/s/ William T. Lawrence	/s/ Louis T. Mangan

Name:	Name:

William T. Lawrence	Louis T. Mangan

Title:	Title:

Vice President	Assistant Secretary